                                  EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT



         NAME OF CORPORATION                          STATE OF INCORPORATION
         -------------------                          ----------------------

North Broward Consignment, Inc.                                Florida

Thrift Shops of West Dade, Inc.                                Florida

Thrift Shops of South Broward, Inc.                            Florida

Hallandale Thrift Management, Inc.                             Florida

Hallandale Thrift, Inc.                                        Florida

Thrift Management Canada, Inc.                                 Canada

Thrift Exports, Inc.                                           Florida

Thrift Holdings, Inc.                                          Florida

Thrift Retail, Inc.                                            Florida

Thrift Shops of North Lauderdale, Inc.                         Florida